Exhibit 10.66
NORTEL NETWORKS LIMITED
DIRECTORS’ DEFERRED
SHARE COMPENSATION PLAN
AS AMENDED AND RESTATED
Amended on December 7, 2005 and Restated effective June 29, 2005

NORTEL NETWORKS LIMITED
DIRECTORS’ DEFERRED
SHARE COMPENSATION PLAN
AS AMENDED AND RESTATED
1. BACKGROUND; PURPOSE OF THE PLAN
The Nortel Networks Limited Directors’ Deferred Share Compensation Plan was amended and restated to reflect the transactions contemplated by the plan of arrangement (the “Plan of Arrangement”) described in the Amended and Restated Arrangement Agreement, made as of January 26, 2000, as amended and restated March 13, 2000, among BCE Inc., Nortel Networks Corporation, New Nortel Inc. and the other parties thereto. On May 1, 2000, the effective date of the Plan of Arrangement, New Nortel Inc. acquired from the holders of the common shares (other than BCE Inc. and its affiliates) of Nortel Networks Corporation all of the Nortel Networks Corporation common shares then held by such shareholders in exchange for an equal number of common shares of New Nortel Inc. and each shareholder of BCE Inc. received approximately 0.78 common shares of New Nortel Inc. for each common share of BCE Inc. then held by such BCE shareholder. In addition, the common shares of New Nortel Inc. were listed on the New York Stock Exchange and The Toronto Stock Exchange in substitution for the common shares of Nortel Networks Corporation. Also, as part of the Plan of Arrangement, Nortel Networks Corporation changed its name to Nortel Networks Limited (“Nortel Limited”) and New Nortel Inc. changed its name to Nortel Networks Corporation (“Nortel Corporation”).
In connection with, and effective as of May 1, 2000, Share Units granted or to be granted under the Plan and the shares subject to the Plan were adjusted and common shares of Nortel Corporation were substituted for common shares of Nortel Limited. In all other respects, the terms and provisions of the Plan were reaffirmed, as therein provided.
On May 25, 2000, the Board suspended the operation of the Plan, effective April 27, 2000, with the effect that, notwithstanding any other provision of the Plan, (i) no further Share Units would be credited to Participants in respect of Annual Retainer Fees (as defined in the Plan as at that date) or any other fees payable on or after April 27, 2000 in respect of services rendered by Participants to Nortel Limited or Nortel Corporation, (ii) Share Units, as so adjusted, credited to Participants’ accounts prior to April 27, 2000 would remain outstanding, (iii) Share Units, as so adjusted, would continue to be credited under Section 7 of the Plan for the period prior to the Settlement Date, and (iv) Share Units, as so adjusted, would be settled subject to and in accordance with the Plan and the terms and conditions of the Share Units.

On June 9, 2000, the Board approved the amendment and restatement of the Plan, (i) effective as of May 1, 2000, to provide that Share Units would be credited to Participants in respect of services rendered by Participants to Nortel Limited only and that the Plan would be administered by the Board or by a Committee of the Board, and (ii) to reflect the suspension of the operation of the Plan, effective April 27, 2000, until otherwise specifically determined by the Board, with respect to the payment of Annual Retainer Fees (as defined in the Plan as at that date) or other fees payable to Participants after April 27, 2000.
On January 24, 2002, the Board approved a further amendment and restatement of the Plan, effective as of January 1, 2002, (i) to provide for the crediting of Share Units to Participants in respect of all services rendered by such Participants as members of the Board; (ii) to provide that each member of the Board who qualifies as an Eligible Director shall receive all fees payable to such member for services as a member of the Board in the form of Share Units credited in respect of such member under the Plan; and (iii) to reflect the re-commencement of the operation of the Plan as amended and restated herein.
On May 29, 2003, the Board approved an amendment to the Plan, effective immediately, to permit Eligible Directors to elect to receive between 0 — 100% of all fees payable to such member for services as a member of the Board in the form of Share Units, with the remainder of such fees to be settled in cash.
On December 18, 2003, the Board approved an amendment to the Plan, effective immediately, with respect to the manner in which Eligible Directors may elect to receive cash in lieu of Share Units under the Plan. On June 29, 2005, the Board approved amendments to the Plan, effectively immediately, with respect to the election by Eligible Directors to receive Fees in the form of Share Units, with the remainder of such Fees payable in cash.
The purpose of the Plan is to assist Nortel Limited in attracting and retaining individuals with experience and ability to serve as members of the Board and to promote a greater alignment of interests between Eligible Directors and the shareholders of Nortel Corporation.
2. DEFINITIONS
For the purposes of the Plan, the terms contained in this Section shall have the following meanings.
“Administrator” shall mean such administrator as may be appointed by Nortel Limited from time to time to assist in the administration of the Plan in accordance with Section 3 hereof.
“affiliated companies” shall have the meaning ascribed to the term “affiliated bodies corporate” in Section 2(2) of the CBCA or such other meaning, and shall include such other entities, as may be determined by the Committee.
“Election Form and Agreement” shall mean the election form and agreement, as it may be amended from time to time, entered into between Nortel Limited and an Eligible Director in accordance with Section 6 hereof.

“Aggregate Purchase Price” shall have the meaning assigned thereto in Section 8 hereof.
“Board” shall mean the Board of Directors of Nortel Limited.
“Broker” shall have the meaning assigned thereto in Section 10 hereof.
“Business Day” shall mean a day, other than a Saturday or Sunday, on which banking institutions in Canada and the United States are not authorized or obligated by law to close.
“CBCA” shall mean the Canada Business Corporations Act, R.S.C. 1985, c.C-44, as amended from time to time.
“Committee” shall mean such committee of the Board comprised of members of the Board as the Board shall from time to time appoint to administer the Plan; provided, however, that if the Board does not appoint a Committee to administer the Plan, all references to the Committee shall be deemed to be references to the Board, mutatis mutandis.
“Common Share” shall mean a common share of Nortel Corporation, subject to Section 16.
“Eligible Director” shall mean each member of the Board who, at the relevant time, is not an employee of a Nortel Networks Company and such member shall continue to be an Eligible Director for so long as such member continues to be a member of the Board and is not an employee of a Nortel Networks Company; provided, however, that the Committee, in its sole discretion, may determine from time to time that one or more members of the Board who is or are employees of a Nortel Networks Company shall be an Eligible Director or Eligible Directors or that one or more members of the Board, who would otherwise be an Eligible Director or Eligible Directors, shall not be.
“Fees” shall mean the amount, expressed in U.S. dollars, of all fees payable by Nortel Limited to an Eligible Director (i) for all services rendered as a member of the Board, and/or any committees thereof, and (ii) for all services rendered as an executive or non-executive chairperson of the Board, and/or any committees thereof; except that, Fees shall not include any other fee that may be payable by Nortel Limited to the Eligible Director in connection with services rendered by such Eligible Director to Nortel Limited in any capacity other than as a member or chairperson of the Board, and/or any committees thereof.
“Market Value” of a Common Share shall mean the fair market value thereof, which shall be the price per common share which is equal to the average of the high and low prices for a board lot of the Common Shares traded in Canadian dollars on The Toronto Stock Exchange (“TSE”) on the relevant day or, if the volume of Common Shares traded on the composite tape in the United States exceeds the volume of Common Shares traded in Canadian dollars on the TSE on such relevant day, the average of the high and low prices for a board lot of Common Shares on the New York Stock Exchange (“NYSE”). The Market Value so determined may be in Canadian dollars or in U.S. dollars. As a result, the Market Value of a Common Share covered by a Share Unit shall be either (a) such Market Value as determined above, if in Canadian dollars, or (b) such Market Value as determined above converted into Canadian dollars at the noon rate of exchange of the Bank of Canada on the relevant day, if in U.S. dollars. If on the relevant day, there is not a board lot trade in the Common Shares on the TSE or NYSE, any of such exchanges are not open for trading, or there is not a noon rate of exchange of the Bank of Canada, if required, then the Market Value of a Common Share shall be determined as provided above on the first day immediately preceding the relevant day for which there were such board lot trades in the Common Shares and a noon rate of exchange. If at any time the Common Shares are no longer listed or traded on the TSE or the NYSE, the Market Value shall be calculated in such manner as may be determined by the Committee from time to time, but shall always be established in relation to the fair market value of a Common Share. The Market Value of a Common Share shall be rounded up to the nearest whole cent.
“Nortel Corporation” shall mean Nortel Networks Corporation (known prior to May 1, 2000 as New Nortel Inc.) or its successors.
“Nortel Limited” shall mean Nortel Networks Limited (known prior to May 1, 2000 as Nortel Networks Corporation) or its successors.
“Nortel Networks Companies” shall mean, collectively, Nortel Corporation, Nortel Limited and their respective Subsidiaries and affiliated companies or, individually, any corporate entity included within such group, as the context indicates, and Nortel Networks Company shall mean any one of such corporate entities.
“Participant” shall mean an Eligible Director who participates in the Plan.
“Plan” shall mean the Nortel Networks Limited Directors’ Deferred Share Compensation Plan (as amended and restated) set forth herein and as may be further amended or restated from time to time.
“Plan of Arrangement” shall have the meaning assigned to such term in Section 1 hereof.
“Price per Common Share” shall have the meaning assigned thereto in Section 8 hereof.
“Quarter” means any of the four quarters of any financial year of Nortel Limited as may be adopted from time to time and, until the financial year of Nortel Limited is changed, shall mean the quarters ending March 31, June 30, September 30 and December 31.
“Quarterly Fee” shall mean the Fees earned for services rendered by an Eligible Director in the applicable Quarter.
“Reference Date” shall mean, with respect to any Quarter, the date used to determine the Market Value of a Common Share for purposes of determining the number of Share Units to be credited in respect of such Quarter to a Participant’s account and the Canadian dollar equivalent of the Quarterly Fee in respect to such Quarter pursuant to Section 4 hereof; which date shall be, unless otherwise determined by the Committee and approved by the Board,
(i)	the last trading day of such Quarter on which the Market Value of a Common Share may be determined and on which the Bank of Canada published a noon rate of exchange for U.S. dollars, or

(ii)	the Resignation Date of such Participant, if the Settlement Date with respect to a Participant occurs during the Quarter prior to the last trading day of such Quarter; provided that, if such Resignation Date is not a trading day on which the Market Value of a Common Share or, if required, a day on which the Bank of Canada noon rate of exchange for U.S. dollars may be determined, the Reference Date shall be the immediately preceding trading day on which such Market Value and, if required, the Bank of Canada noon rate of exchange for U.S. dollars may be determined.
“Resignation Date” shall mean, in respect of a Participant, the earliest date on which both of the following conditions are met:
(a)	the Participant has ceased to be a member of the Board for any reason whatsoever, including the death of the Participant; and
(b)	the Participant is neither an employee nor a member of the board of directors of any Nortel Networks Company.
“Settlement Date” shall mean, unless otherwise determined by the Committee for the purpose of Section 8, the date on which Common Shares shall be delivered in settlement of Share Units in accordance with Section 8 hereof.
“Share Unit” shall mean a unit credited to a Participant’s account in accordance with the terms and conditions of the Plan.
“Subsidiary” shall mean a body corporate that is a subsidiary of Nortel Limited or Nortel Corporation within the meaning of Section 2(5) of the CBCA.
3. ADMINISTRATION OF THE PLAN
Except as herein otherwise specifically provided, the Plan shall be administered by the Committee in accordance with its terms, the whole subject to applicable law. The Committee shall have full and complete authority to interpret the Plan, to prescribe such rules and regulations and to make such other determinations as it deems necessary or desirable for the administration of the Plan. The Committee may from time to time, subject to the terms of the Plan, delegate to officers or employees of a Nortel Networks Company or to third parties, including an Administrator if one is appointed, the whole or any part of the administration of the Plan and shall determine the scope and terms and conditions of such delegation, including the authority to prescribe rules and regulations. Any interpretation, rule, regulation or determination made or other act of the Committee shall be final and binding on the Participants and their beneficiaries and legal representatives and Nortel Limited and its shareholders.
No member of the Committee or the Board shall be liable for any action or determination made in good faith pursuant to the Plan. To the full extent permitted by law, Nortel Limited shall indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding by reason of the fact that such person is or was a member of the Committee or is or was a member of the Board and, as such, is or was required or entitled to take action pursuant to the terms of the Plan.

Except as Participants may otherwise be advised by prior written notice of at least thirty (30) days, all costs of the Plan, including any administration fees and reasonable brokerage fees related to the purchase of Common Shares pursuant to Section 8, shall be paid by Nortel Limited. For greater certainty, Nortel Limited shall not pay or be responsible for brokerage or other fees incurred by Participants in respect of the disposition of any Common Shares.
4. PARTICIPATION
All Eligible Directors shall participate in the Plan. Each Eligible Director shall be paid one hundred percent (100%) of his or her Fees in the form of cash, unless the Eligible Director elects prior to the beginning of a calendar year to receive between 0-100% of his or her Fees for the next calendar year (and each calendar year thereafter unless and until such Eligible Director changes such election with respect to Fees payable for the calendar year commencing after such change in election is made) in the form of Share Units, with the remainder of such Fees to be paid in cash. Fees payable to an Eligible Director in the calendar quarter in which such Eligible Director is first appointed or elected to the Board shall be paid one hundred percent (100%) in the form of cash, unless such Eligible Director elects prior to, or within 30 days of, becoming an Eligible Director to receive, effective on the later of (i) the date he or she becomes an Eligible Director or (ii) the date of his or her election during such 30-day period, between 0-100% of his or her Fees for the remainder of such calendar year (and future calendar years) in the form of Share Units, with the remainder of such Fees to be paid in cash. The Board may, in its sole discretion, permit an Eligible Director who is not subject to income tax under the US Internal Revenue Code of 1986, as amended, to elect at a time other than the times specified in this paragraph to receive between 0-100% of his of her Fees in the form of Share Units, with the remainder of such Fees to be paid in cash.
The number of Share Units (including fractional Share Units rounded to four decimal places) to be credited on a quarterly basis with effect on the last day of each Quarter to an Eligible Director’s account under Section 9 hereof with respect to each Quarter shall be equal to the quotient determined by dividing: (i) the entire amount, expressed in U.S. dollars, of the Eligible Director’s Quarterly Fee for such Quarter which is to be paid in Share Units, converted into Canadian dollars at the noon rate of exchange of the Bank of Canada on the Reference Date for such Quarter; by (ii) the Market Value of a Common Share on the Reference Date for such Quarter, expressed in Canadian dollars.
A Participant who becomes an employee of a Nortel Networks Company or who, as a result of a determination by the Committee, shall no longer be eligible to continue to participate in the Plan, shall not be entitled to receive Share Units under this Section 4 in respect of any of his or her future Fees. Share Units already credited to any such Participant’s account shall remain governed by the Plan and the Election Form and Agreement, and such Participant shall be entitled to continue to receive Share Units under Section 7 until such Participant’s Settlement Date.
5. SHARES SUBJECT TO THE PLAN
Neither Nortel Limited nor Nortel Corporation shall be required to cause to be delivered Common Shares or certificates evidencing Common Shares pursuant to the Plan unless and until such delivery is in compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities and the requirements of any stock exchange upon which shares of Nortel Corporation are listed or traded. Neither Nortel Corporation nor Nortel Limited shall in any event be obligated to the Participants to take any action to comply with any such laws, regulations, rules, orders or requirements. Subject to the foregoing, Nortel Limited may from time to time provide a Broker with funds on the Settlement Date as herein provided to purchase Common Shares on behalf of Participants on the open market or by private transaction as required in order to administer the Plan in accordance with its terms.
In the event Nortel Limited or Nortel Corporation determines that Common Shares or certificates evidencing Common Shares shall not be delivered to a Participant or Participants in accordance with the foregoing, the Participant shall be entitled to receive from Nortel Limited, in cash, an amount equal to the Market Value of the Common Shares that would otherwise be delivered in settlement of Share Units on the Settlement Date, less any amounts withheld by Nortel Limited in accordance with Section 14 in respect of taxes payable or other source deductions in respect of such cash payment.
6. EXECUTION OF ELECTION FORM AND AGREEMENT
Each Eligible Director shall, in accordance with Section 4 and the Plan or at such other times as Nortel Limited deems appropriate, enter into an Election Form and Agreement in writing with Nortel Limited and, if applicable, the Administrator with respect to his or her participation in the Plan. Such Election Form and Agreement shall set out certain rights and obligations of the parties thereto pursuant to and in accordance with the Plan, and shall remain in full force and effect until all such Share Units credited to the account of such Participant shall have been settled and/or cancelled.
7. DIVIDENDS AND RELATED AMOUNTS
A Participant shall, from time to time during such Participant’s period of participation under the Plan, including the period following the Resignation Date and until the Settlement Date referred to in Section 8 hereof, be credited on each dividend payment date in respect of Common Shares with additional Share Units, the number of which shall be equal to the quotient determined by dividing: (i) the product determined by multiplying (a) one hundred percent (100%) of each dividend declared and paid by Nortel Corporation on its Common Shares on a per share basis (excluding stock dividends payable in Common Shares, but including dividends which may be paid in cash or in shares at the option of the shareholder), which, if declared in U.S. dollars, shall be converted into Canadian dollars at the noon rate of exchange of the Bank of Canada on the dividend payment date for such dividend, or if on such dividend payment date a noon rate of exchange of the Bank of Canada is not available, converted into Canadian dollars at the noon rate of exchange of the Bank of Canada on the immediately preceding day on which such exchange rate may be determined, by (b) the number of Share Units recorded in the Participant’s account on the record date for the payment of any such dividend, by (ii) the Market Value of a Common Share on the dividend payment date for such dividend, in each case, with fractions computed to four decimal places.

8. SETTLEMENT OF SHARE UNITS
Except as may be otherwise determined by the Committee or except as set forth below in this Section 8, the settlement date (“Settlement Date”) for a Participant with respect to whom a Resignation Date shall have occurred shall be the fourth trading day following the release of Nortel Corporation’s quarterly or annual financial results immediately following the Resignation Date with respect to such Participant, provided that, if such Resignation Date occurs on the same date as the release of Nortel Corporation’s financial results, the Settlement Date shall, in such a case, be the fifth trading day immediately following such release of Nortel Corporation’s financial results. A Participant shall receive, in full satisfaction of the number of Share Units recorded in the Participant’s account on the Settlement Date, a whole number of Common Shares equal to the whole number of Share Units then recorded in the account of the Participant (or as may be adjusted pursuant to Section 16 hereof), reduced to reflect the amount of any applicable withholding taxes and other source deductions withheld by Nortel Limited in connection with the satisfaction of the Participant’s Share Units in accordance with Section 14. Any entitlement to fractional Common Shares shall be paid in cash by Nortel Limited based on the Price per Common Share (as defined below) on the Settlement Date.
If the Settlement Date would otherwise fall between the record date for a dividend on the Common Shares and the related dividend payment date, the Settlement Date shall be the day immediately following the date of payment of such dividend for purposes of recording in the account of the Participant the additional Share Units referred to in Section 7 hereof and making the calculation of Share Units recorded in the Participant’s account pursuant to this Section 8. Notwithstanding any other provision of the Plan, the Settlement Date shall not be later than the last day of the first calendar year that begins after the Resignation Date.
In the event that Nortel Limited is unable, by a Participant’s Settlement Date, to compute the final number of Share Units credited to such Participant’s account by reason of the fact that any of the data required in order to compute the Market Value of a Common Share is not available to Nortel Limited, then the Settlement Date shall be the next following trading day on which such data is available to Nortel Limited.
On the Settlement Date, Nortel Limited shall notify the Broker as to the number of Common Shares to be purchased by the Broker on behalf of the Participant on the TSE, the NYSE, or any other stock exchange approved by the Committee. As soon as practicable thereafter, the Broker shall purchase the number of Common Shares which Nortel Limited has requested the Broker to purchase on behalf of the Participant and shall notify the Participant and Nortel Limited of:
(a)	the aggregate purchase price (“Aggregate Purchase Price”) of the Common Shares;

(b)	the purchase price per Common Share or, if the Common Shares were purchased at different prices, the average purchase price (computed on a weighted average basis) per Common Share (“Price per Common Share”);

(c)	the amount of any reasonable brokerage commission related to such purchase of Common Shares; and

(d)	the Settlement Date for such purchase of Common Shares.

On such Settlement Date, upon payment of the Aggregate Purchase Price and related reasonable brokerage commission by Nortel Limited, the Broker shall deliver to the Participant, or to his designated representative, the certificate representing the Common Shares purchased on behalf of such Participant or shall cause such Common Shares to be transferred electronically to an account designated by such Participant.
If a Participant is a citizen or resident of a country other than Canada, Nortel Limited shall have the right, in its sole discretion, to pay entirely in cash on the Settlement Date an amount equal to the Market Value of the Common Shares as of the Settlement Date that would otherwise be delivered in settlement of Share Units (less any applicable tax withholdings or required source deductions), should it deem it desirable to do so in light of the regulatory or other requirements of the applicable foreign jurisdiction associated with the purchase of, or payment in, Common Shares.
9. PARTICIPANT’S ACCOUNT
Nortel Limited shall maintain or cause to be maintained in its records an account for each Participant recording at all times the number of Share Units credited to the Participant. Upon payment in satisfaction of Share Units pursuant to Section 8 herein, such Share Units shall be cancelled. A written notification of the balance in the account maintained for each Participant shall be mailed by Nortel Limited or by an Administrator on behalf of Nortel Limited to each Participant at least annually. A Participant shall not be entitled to any certificate or other document evidencing the Share Units.
10. PURCHASES ON THE OPEN MARKET
Purchases of Common Shares pursuant to the Plan shall be made on the open market by a broker independent from Nortel Corporation and Nortel Limited designated by the Participant and who is a member of the TSE, the NYSE, or any such other stock exchange as may be determined by the Committee from time to time (the “Broker”). Any such designation of a Broker may be changed from time to time. Upon designation of a Broker or at any time thereafter, Nortel Limited may elect to provide the designated Broker with a letter agreement to be executed by the Broker, the Participant and Nortel Limited, setting forth, inter alia:
(a)	the Broker’s agreement with being so designated, to acting for the Participant’s account in accordance with customary usage of the trade with a view to obtaining the best share price for the Participant in respect of the Common Shares to be purchased for the Participant, and to delivering to the Participant, or his or her representative, the share certificate for, or to transferring electronically to an account designated by the Participant, the Common Shares purchased upon receipt from Nortel Limited of payment of the Aggregate Purchase Price and related reasonable brokerage commission; and
(b)	Nortel Limited’s agreement to notify the Broker of the number of Common Shares to be purchased and to pay the Aggregate Purchase Price and the related reasonable brokerage commission, provided, however, that none of the terms of such letter agreement shall have the effect of making the Broker or deeming the Broker to be an affiliate of, or not independent from, Nortel

Corporation or Nortel Limited for purposes of any applicable corporate, securities or stock exchange requirement.
The Share Units, and any related Common Shares that may be delivered under the Plan, have not been registered under the U.S. Securities Act of 1933, as amended, as of the effective date of the Plan and neither Nortel Corporation nor Nortel Limited has any obligation to register such Share Units or Common Shares. Accordingly, the Common Shares delivered under the Plan may not be offered or sold in the United States unless they become registered or an exemption from registration is otherwise available.
11. RIGHTS OF PARTICIPANTS
Except as specifically herein provided or provided in the Election Form and Agreement, no Eligible Director, Participant or other person shall have any claim or right to any Common Shares to be delivered in settlement of Share Units credited pursuant to the Plan. Nothing herein shall provide any Participant with an entitlement or right to be elected or appointed a director of Nortel Limited.
Under no circumstances shall Share Units be considered Common Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership or control of Common Shares, nor shall any Participant be considered the owner of any Common Shares to be delivered under the Plan until after the date of purchase of such Common Shares for the account of such Participant as specifically provided herein.
12. DEATH OF PARTICIPANT
In the event of a Participant’s death, any and all Share Units then credited to the Participant’s account shall become payable to a dependant or relation of the Participant designated in writing by the Participant and provided to Nortel Limited, failing which to the Participant’s legal representative.
13. COMPLIANCE WITH APPLICABLE LAWS
Any obligation of Nortel Limited with respect to Common Shares pursuant to the terms of the Plan is subject to compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities and the requirements of any stock exchange upon which shares of Nortel Corporation are listed or traded. Should Nortel Limited, in its sole discretion, determine that it is not desirable or feasible to provide for the settlement of Share Units in Common Shares pursuant to Section 8 hereof, including by reason of any such laws, regulations, rules, orders or requirements, such obligation shall be satisfied by means of a cash payment by Nortel Limited equal to the Market Value of the Common Shares that would otherwise be delivered to a Participant in settlement of Share Units on the Settlement Date (less any applicable tax withholdings or required source deductions). Each Participant shall comply with all such laws, regulations, rules, orders and requirements, and shall furnish Nortel Limited with any and all information and undertakings as may be required to ensure compliance therewith.

14. WITHHOLDING TAXES
Nortel Limited may withhold from any payment to or for the benefit of a Participant any amount required to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or the making of any other source deductions, including on the amount, if any, included in income of a Participant and may adopt and apply such rules and regulations that in its opinion will ensure that Nortel Limited will be able to so comply.
15. TRANSFERABILITY
The rights or interests of a Participant under the Plan, including the Share Units, shall not be assignable or transferable, otherwise than in case of death as set out in the Plan, and such rights or interests shall not be encumbered.
16. ALTERATION OF NUMBER OF SHARE UNITS SUBJECT TO THE PLAN
In the event that:
(a)	a dividend shall be declared upon the Common Shares or other securities of Nortel Corporation payable in Common Shares or other securities of Nortel Corporation (other than a dividend which may be paid in cash or in Common Shares at the option of the shareholder);
(b)	the outstanding Common Shares shall be changed into or exchanged for a different number or kind of shares or other securities of Nortel Corporation or of another corporation, whether through an arrangement, plan of arrangement, amalgamation or other similar statutory procedure, or a share recapitalization, subdivision or consolidation or otherwise;
(c)	there shall be any change, other than those specified in paragraphs (a) and (b) of this Section 16, in the number or kind of outstanding Common Shares or of any shares or other securities into which such Common Shares shall have been changed or for which they shall have been exchanged; or
(d)	there shall be a distribution of assets or shares to shareholders of Nortel Corporation out of the ordinary course of business, then, if the Board shall in its sole discretion determine that such change equitably requires an adjustment in the number of Share Units credited to Participants pursuant to the Plan but not yet settled and cancelled, and/or a substitution, for each Common Share, of the kind of securities into which each outstanding Common Share has been so changed or exchanged and/or any other adjustment, then such adjustment and/or substitution shall be made by the Board and shall be effective and binding for all purposes.
In the case of any such substitution, change or adjustment as provided for in this Section 16, the variation shall generally require that the dollar value of the Share Units then recorded in the Participant’s account prior to such substitution, change or adjustment will be proportionately and appropriately varied so that it shall be approximately equal to such dollar value after the variation.
No adjustment provided for in this Section shall entitle a Participant to receive a fractional Common Share or other security and the total adjustment with respect to each Share Unit shall be limited accordingly.
In the event that, at the time contemplated for the purchase of Common Shares under the Plan, there is no public market for the Common Shares or for securities substituted therefor as provided by this Section 16, the obligations of Nortel Limited under the Plan shall be met by a payment in cash on the Settlement Date in such amount as is reasonably determined by the Committee to be fair and equitable in the circumstances, but shall always be established in relation to the fair market value of a Common Share within the period that begins one year before the Resignation Date and ends on the Settlement Date.
17. UNSECURED PLAN
Unless otherwise determined by the Committee, the obligations of Nortel Limited under the Plan shall be general unsecured obligations of Nortel Limited.
18. EFFECTIVE DATE OF THE PLAN
The Plan was originally effective with respect to certain fees payable to Eligible Directors on or after June 30, 1998. The Plan was amended and restated on April 27, 2000, effective as of May 1, 2000; was suspended on May 25, 2000, effective April 27, 2000; was amended and restated on June 9, 2000, effective May 1, 2000; was amended and restated and the suspension lifted on January 24, 2002, effective January 1, 2002; and was amended and restated on May 29, 2003. The Plan was amended and restated on December 18, 2003, effective immediately. The Plan was amended on June 29, 2005 and restated effective June 29, 2005. The Plan was amended on December 7, 2005 and restated effective June 29, 2005.
19. AMENDMENTS TO, SUSPENSION OR TERMINATION OF, THE PLAN
The Board may from time to time amend, suspend or terminate, in whole or in part, the Plan or amend the terms of Share Units credited in accordance with the Plan. If any such amendment will materially adversely affect the rights of a Participant with respect to Share Units credited to such Participant or under any Election Form and Agreement, the written consent of such Participant to such amendment shall be obtained. Notwithstanding the foregoing, the obtaining of the written consent of any Participant to an amendment which materially adversely affects the rights of such Participant with respect to any credited Share Unit or under any Election Form and Agreement shall not be required if such amendment is required to comply with applicable laws, regulations, rules, orders of governmental or regulatory authorities or the requirements of any stock exchange on which shares of Nortel Corporation are listed or traded.
If the Board terminates the Plan, Share Units previously credited to Participants shall, at the discretion of the Board, either (a) become immediately payable in accordance with the terms of the Plan in effect at such time, or (b) remain outstanding and in effect and settled subject to and in accordance with their applicable terms and conditions.
20. GOVERNING LAW
Consent to membership on the Board and the resulting participation in the Plan by any Participant shall be construed as acceptance of the terms and conditions of the Plan by the Participant and as to the Participant’s agreement to be bound thereby. The Plan shall be construed in accordance with and governed by the laws of the Province of Ontario.